Exhibit 99.1

News Release

Joe Noel, 240-912-1851

Michael Wachs,  CEOcast,  212-732-4300, mwachs@ceocast.com
Garrett Axford, Georgina Garrett / Simon Jones, 866-940-9987, +44-1903-854900 mail@garrett-axford.co.uk

FOR IMMEDIATE RELEASE

Telkonet Continues Transformation with Corporate Realignment
Telkonet's movement into clean technology supported through staff changes

November 3, 2008:  GERMANTOWN, MD —Telkonet, Inc. (AMEX:TKO - News), the leading provider of innovative, centrally managed solutions for integrated energy management, networking, building automation and proactive support services, today announced that as part of its strategic long-range plan to streamline operations and rationalize its cost structure, it is reducing its corporate headcount at all levels, by approximately 5%. Telkonet’s acquisition integration activities over the last 9 months have resulted in significant cost savings and operational efficiencies. The Company expects this recent action to result in estimated annualized cost savings of approximately $1.2 million per year, which contributes to the Company’s goal of operating cash flow break-even by the end of 2008.

Jason Tienor, Telkonet Chief Executive Officer said, “A key finding of our strategic review completed in the first quarter of 2008 was the need to realign and streamline internal Company functions to enable the successful execution of our long-range plan. We therefore have examined all areas of our business to maximize efficiency and drive overall improved productivity and revenue growth. We are making solid progress in achieving all of the objectives laid out in our strategic long-range plan and are firmly on track to reach our stated goal of operating cash flow break-even from ongoing core operations and deliver enhanced shareholder value by the end of 2008. “

This comprehensive audit of Telkonet’s performance and technologies initiated the final phase of Telkonet’s evolution to becoming a clean technology company. The current restructuring has facilitated the reduction of numerous positions through combining staff responsibilities and migrating roles to resources acquired during the most recent acquisitions. With Telkonet’s key growth taking place within GREEN technology and the smart grid industry, these changes leverage resources across the organization with a broad array of expertise and knowledge in this area. With these new changes, the company expects to achieve greater efficiency and more focused product integration targeting energy conservation and the utility market.

Telkonet’s newest PLC platform, Series 5, has been increasingly generating interest in the Utility space mainly as a primary backhaul technology for substation connectivity. Used as a platform for transformer and circuit connectivity for monitoring and metering as well as digital surveillance connectivity, Telkonet’s Series 5 technology provides a superior solution based on cost, performance and implementation advantages. Telkonet continues to work with key strategic partners to reach a larger audience in addition to conducting several product rollouts within the space.

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Telkonet’s newest Networked SmartEnergy platform has also gained increasing recognition by Utilities as an effective tool within Demand/Response and load shedding initiatives. Built upon Telkonet’s previous platform for stand-alone energy management, Telkonet SmartEnergy (TSE), NTSE is setting new standards for energy management. Through working with Utility partners, Telkonet is able to mold the NTSE platform to work closely with Utilities and their Smart Grid implementations. This new corporate alignment takes advantage of Telkonet’s engineering resources to drive the future development of its products to meet the demands of the energy industry.

Through the last year Telkonet has firmly repositioned itself as a clean technology company with solutions focused firmly on the challenges faced by the energy and utility markets. The evolution stems largely from its acquisitions of Smart Systems International (SSI) and EthoStream in 2007. Product and market focus have been driven significantly by the integration of the product and solution platforms of all three companies. Through the last few years, power and water utilities worldwide have begun to significantly invest in smart grid technologies and infrastructure. The North American Electricity Reliability Counsel forecasts that electricity demand will rise 19% by 2010 or the equivalent of 141,000 megawatts, while only 57,000 megawatts of new resources have been identified prior to that time. Smart grid and clean technologies are seen as the most cost-effective way of meeting this forecasted demand as they enable utilities to make more efficient use of current generation capacity as opposed to having to source new energy supplies and resources.

About Telkonet

Telkonet is the leading provider of innovative, centrally managed solutions for integrated energy management, wired and wireless networking, building automation and proactive customer support services. The company’s unique broadband networking solutions support more than 2 million network users per month, with its energy management systems dynamically lowering HVAC costs in over 95,000 rooms.

Telkonet's approach is designed to deliver complete system control and flexibility. Using the Software-as-a-Service (SaaS) model, Telkonet’s products are all networked, enabling local and remote access via Telkonet’s web-based platform, Telkonet CENTRAL. This essential management tool enables both property management and Telkonet customer support staff to monitor and manage all of Telkonet’s systems proactively in real time, reducing costs and streamlining network support.

Telkonet’s technology innovation is underpinned by the highest level of end-to-end quality of service, with comprehensive technical customer support. Telkonet’s platforms are widely deployed on the global stage – in single buildings and ships, in multi-building complexes, hospitality venues, multi-dwelling units, and utilities. www.telkonet.com

All company, brand or product names are registered trademarks or trademarks of their respective holders.

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand and the Company’s ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential factors that could affect the Company’s financial results, can be found in the Company’s Registration Statement and in its Reports on Forms 8-K filed with the Securities and Exchange Commission (SEC).